CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
PERQS® due 2008	$16,935,222.61	$519.91

(1) The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using an exchange rate of 115.36 yen per $1.00 as of September 21, 2007.

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 399 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 29, 2007	Dated September 21, 2007
Rule 424(b)(2)
Rule 424(b)(8)

¥1,953,647,280
GLOBAL MEDIUM-TERM NOTES, SERIES G
Euro Fixed Rate Senior Registered Notes

8% PERQS® due September 22, 2008
Mandatorily Exchangeable for
Shares of Common Stock, or the Cash Value of such Shares, of
KOMATSU LTD.

The PERQS will pay 8% interest per annum but do not guarantee any return of principal at maturity.  Instead, the PERQS will pay at maturity a number of shares of Komatsu Ltd. common stock or, at our option, the cash value of such shares in Japanese yen based on the closing price at maturity of Komatsu common stock.
•	The principal amount and issue price of each PERQS is ¥3,627.
•	We will pay 8% interest per annum on the ¥3,627 principal amount of each PERQS. Interest will be paid in Japanese yen on the 2nd day of each month, beginning November 2, 2007.
•
 At maturity you will receive shares of Komatsu common stock in exchange for each PERQS at the exchange ratio multiplied by the exchange factor at maturity or, at our option, the cash value of such shares.  The initial exchange ratio is one share of Komatsu common stock per PERQS.  However, if the closing price of Komatsu common stock at maturity is higher than the cap price, the exchange ratio will be adjusted downward, and you will receive at maturity an amount of Komatsu common stock that is less than one share or, at our option, the cash value thereof per PERQS.  The initial exchange factor is 1.0 and is subject to adjustment for certain corporate events in respect of Komatsu.  The maturity of the PERQS may be accelerated under limited circumstances, including in the event of a substantial decline in the price of Komatsu common stock.

•
The cap price is ¥4,339.7055, or 119.65% of the issue price of the PERQS.  The maximum you can receive at maturity per PERQS is Komatsu common stock worth ¥4,339.7055 or, at our option, ¥4,339.7055 in cash.

•	Investing in PERQS is not equivalent to investing in Komatsu common stock. You will not have the right to exchange your PERQS for Komatsu common stock or cash prior to maturity.
•	Komatsu Ltd. is not involved in this offering of PERQS in any way and will have no obligation of any kind with respect to the PERQS.
•
Application will be made for the notes described herein to be admitted to the Official List of the Financial Services Authority (in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000) and to trading on the gilt-edged and fixed-interest market of the London Stock Exchange plc.  No assurance can be given that such application will be granted.

•
This document constitutes the pricing supplement relating to the issuances of notes described herein. Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Base Prospectus referred to above. This pricing supplement is supplemental to and must be read in conjunction with such Base Prospectus.

•	The ISIN number for the PERQS is XS0325052529.
You should read the more detailed description of the PERQS in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of PERQS.”
The provisions described under “Description of Notes—Tax Redemption” and “—Payment of Additional Amounts” in the accompanying prospectus supplement shall not apply to these PERQS.
The PERQS are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-7.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE ¥3,627 PER PERQS

	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Company(1)
Per PERQS	¥3,627	¥0	¥3,627
Total	¥1,953,647,280	¥0	¥1,953,647,280

(1)	Plus accrued interest, if any, from the original issue date.
(2)	For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

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SUMMARY OF PRICING SUPPLEMENT

The following summary describes the PERQS® we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The PERQS offered are medium-term debt securities of Morgan Stanley.  The return on the PERQS at maturity is linked to the performance of the common stock of Komatsu Ltd., which we refer to as Komatsu Stock.  We may not redeem the PERQS prior to maturity.

“PERQS” is our registered service mark.

Each PERQS costs ¥3,627
We, Morgan Stanley, are offering 8% PERQS due September 22, 2008, Mandatorily Exchangeable for Shares of Common Stock, or the Cash Value of such Shares, of Komatsu Ltd., which we refer to as the PERQS.  The principal amount and issue price of each PERQS is ¥3,627.

The original issue price of the PERQS includes the cost of hedging our obligations under the PERQS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the PERQS includes these hedging costs is expected to adversely affect the secondary market prices of the PERQS.  See “Risk Factors–The inclusion of projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of PERQS–Use of Proceeds and Hedging.”

No guaranteed return of principal
Unlike ordinary debt securities, the PERQS do not guarantee any return of principal at maturity.  Instead the PERQS will pay on the maturity date an amount of Komatsu Stock or, at our option, the cash value thereof in Japanese yen as determined on the valuation date, which is scheduled to be September 18, 2008, the value of which may be more or less than the principal amount of the PERQS, subject to a cap based on the closing price of Komatsu Stock on the valuation date.  Investing in PERQS is not equivalent to investing in Komatsu Stock.  If at maturity (including upon an acceleration of the PERQS) the closing price of Komatsu Stock has declined below ¥3,627, you will receive a number of shares of Komatsu Stock or cash with a value less than the principal amount of the PERQS.  In certain cases of acceleration described below under “—The maturity date of the PERQS may be accelerated,” you may instead receive an early cash payment on the PERQS.

8% interest on the principal amount
We will pay interest on the PERQS in Japanese yen at the rate of 8% of the principal amount per annum on the 2nd day of each month, beginning November 2, 2007 and the maturity date.  The interest rate we will pay on the PERQS is more than the current dividend rate on Komatsu Stock.  The PERQS will mature on September 22, 2008.

Your appreciation potential is capped
The appreciation potential of each PERQS is limited by the cap price.  The cap price is ¥4,339.7055, or 119.65% of the issue price of the PERQS.  The maximum you can receive at maturity is Komatsu Stock worth ¥4,339.7055 as of the valuation date or, at our option, ¥4,339.7055 in cash per PERQS.

Payout at maturity
If the maturity of the PERQS has not been accelerated, we will deliver to you on the maturity date for each ¥3,627 principal amount of PERQS you hold, at our option, either (i) a number of shares of Komatsu Stock equal to the exchange ratio multiplied by the exchange factor or (ii) the cash value in Japanese yen of such number of shares of Komatsu Stock as determined on the valuation date.  The initial exchange ratio and the initial exchange factor are each equal to 1.0 and may be adjusted as follows:

Exchange Ratio Adjustment

The exchange ratio will be adjusted downward at maturity if the closing price of Komatsu Stock on the valuation date multiplied by the exchange factor exceeds the cap price.

The adjusted exchange ratio will be calculated as follows:

Cap Price
Exchange Ratio at Maturity		=	Initial Exchange Ratio	x
Maturity Price

where,

Maturity Price	=	Komatsu Stock Closing Price on the Valuation Date		x	Exchange Factor

If the maturity price is the same as or less than the cap price, we will not adjust the exchange ratio.

You can review the historical prices of Komatsu Stock in the section of this pricing supplement called “Historical Information.”

Exchange Factor Adjustment

During the life of the PERQS, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, may make adjustments to the exchange factor, initially set at 1.0, to reflect the occurrence of certain corporate events relating to Komatsu Stock.  You should read about these adjustments in the sections of this pricing supplement called “Risk Factors—The antidilution adjustments the calculation agent is required to make do not cover every corporate event that can affect Komatsu Stock” and “Description of PERQS—Exchange at Maturity,” “—Exchange Factor” and “—Antidilution Adjustments.”

If a market disruption event occurs on September 18, 2008, the maturity date of the PERQS will be postponed.  See the section of this pricing supplement called “Description of PERQS—Maturity Date.”  The maturity of the PERQS may be accelerated under the circumstances described below under “—The maturity date of the PERQS may be accelerated.”

You will not have the right to exchange your PERQS for Komatsu Stock or for cash prior to maturity.

We can choose to pay to you Komatsu Stock or cash at maturity
At our option, at maturity we will either:
•  deliver to you a number of shares of Komatsu Stock equal to the exchange ratio multiplied by the exchange factor, as it may have been adjusted through the close of business on the valuation date, or

• pay to you the cash value in Japanese yen of such number of shares of Komatsu Stock as determined on the valuation date.
The maturity date of the PERQS may be accelerated
The maturity date of the PERQS will be accelerated upon the occurrence of any of the following two events:
•  a price event acceleration, which will occur if the closing price of Komatsu Stock on any two consecutive trading days is less than ¥250 (subject to adjustment for certain corporate events related to Komatsu Stock); and

• an event of default acceleration, which will occur if there is an event of default with respect to the PERQS.
The amount payable to you will differ depending on the reason for the acceleration.

•  If there is a price event acceleration, we will owe you (i) a number of shares of Komatsu Stock equal to the exchange ratio, adjusted as if such date were the valuation date, multiplied by the exchange factor as of the date of such acceleration or the cash value thereof in Japanese yen as determined on the date of such acceleration and (ii) accrued but unpaid interest to but excluding the date of acceleration plus an amount of cash determined by the Calculation Agent equal to the sum of the present values of the remaining scheduled payments of interest on the PERQS (excluding such accrued but unpaid interest) discounted to the date of acceleration, as described in the section of this pricing supplement called “Description of PERQS—Price Event Acceleration.”

•  If there is an event of default acceleration, we will owe you an amount in cash in Japanese yen equal to (i) the product of (a) the closing price of Komatsu Stock as of the date of such acceleration, (b) the exchange ratio, adjusted as if such date were the valuation date, and (c) the exchange factor as of the date of such acceleration and (ii) accrued but unpaid interest to the date of acceleration.

The amount payable to you if the maturity of the PERQS is accelerated may be substantially less than the ¥3,627 principal amount of the PERQS.

There are risks associated with investments in securities linked to the value of Japanese equity securities
There are risks associated with investing in foreign equity markets, such as Japan, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies listed in those markets.  The prices of securities in Japanese markets may be affected by political, economic, financial and social factors in Japan or Asia, including changes in government, economic and fiscal policies and currency exchange laws. Also, the reporting requirements of the United States Securities and Exchange Commission do not require foreign companies that have American Depositary Shares listed in the United States, such as Komatsu Ltd., to publicly disclose as much information as is required of U.S. reporting companies and Japanese companies are subject are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

An application will be made to list the PERQS on the London Stock Exchange
An application will be made for the PERQS to be admitted to listing on the Official List of the United Kingdom Financial Services Authority, the United Kingdom competent authority for the purposes of Directive 2003/71/EC (the “Prospectus Directive”) and relevant implementing measures in the United Kingdom, and to trading on the gilt-edged and fixed-interest market of the London Stock Exchange plc. No assurance can be given that such applications will be granted. Morgan Stanley accepts responsibility for the information contained in this document, which, when read together with the accompanying offering memorandum, contains all information that is material in the context of the issuance of the PERQS. The London Stock Exchange plc assumes no responsibility for the correctness of any of the statements or opinions made or reports contained in this pricing supplement.

Admission to the Official List and quotation of the PERQS on the London Stock Exchange plc is not to be taken as an indication of the merits of Morgan Stanley or the PERQS.

MS & Co. will be the Calculation Agent
We have appointed our affiliate, MS & Co., to act as calculation agent for The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MS & Co. will determine the exchange ratio and calculate the amount of Komatsu Stock that you will receive at maturity and the amount payable per PERQS in the event of any acceleration.

No affiliation with Komatsu Ltd.
Komatsu Ltd., which we refer to as Komatsu, is not an affiliate of ours and is not involved with this offering in any way.  The obligations represented by the PERQS are obligations of Morgan Stanley and not of Komatsu.

Where you can find more information on the PERQS
The PERQS are senior notes issued as part of our Series G medium-term note program.  You can find a general description of our Series G medium-term note program in the accompanying prospectus supplement dated January 29, 2007 and the prospectus dated January 25, 2006.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes” and the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the PERQS, including the specific mechanics and timing of the exchange ratio and exchange factor adjustments you should read the “Description of PERQS” section in this pricing supplement.  You should also read about some of the risks involved in investing in PERQS in the section called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked notes such as the PERQS may differ from that of investments in ordinary debt securities or common stock.  We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PERQS.

How to reach us	You may contact our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

RISK FACTORS

The PERQS are not secured debt and are riskier than ordinary debt securities.  Because the return to investors is linked to the performance of Komatsu Stock, there is no guaranteed return of principal.  This section describes the most significant risks relating to the PERQS.  You should carefully consider whether the PERQS are suited to your particular circumstances before you decide to purchase them.

PERQS are not ordinary senior notes — no guaranteed return of principal
The PERQS combine features of equity and debt.  The terms of the PERQS differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity.  Our payout to you at maturity, unless the maturity of the PERQS has been accelerated, will be either a number of shares of Komatsu Stock, based on the closing price of Komatsu Stock on the valuation date, which is scheduled to be September 18, 2008, or the cash value of such shares.  If the closing price of Komatsu Stock on the valuation date (including upon an acceleration of the PERQS) is less than the issue price of the PERQS, we will pay you an amount of Komatsu Stock or cash with a value that is less than the principal amount of the PERQS.

If the price of Komatsu Stock is lower on the actual maturity date than it was on the valuation date, the value of any Komatsu Stock you receive will be less than it would have been had you received it on the valuation date. Under no circumstances will you receive an amount of Komatsu Stock or cash for each PERQS worth more than ¥4,339.7055 as of the valuation date.

Your appreciation potential is limited
The appreciation potential of the PERQS is limited because of the cap price of ¥4,339.7055.  You will receive less than one share of Komatsu Stock per PERQS at maturity (or cash equal to ¥4,339.7055) if the closing price of Komatsu Stock on the valuation date exceeds the cap price.

Secondary trading may be limited
There may be little or no secondary market for the PERQS.  MS & Co. currently intends to act as a market maker for the PERQS, but is not required to do so.  Application will be made for the PERQS to be admitted to listing on the Official List of the United Kingdom Financial Services Authority, the United Kingdom competent authority for the purposes of Directive 2003/71/EC (the “Prospectus Directive”) and relevant implementing measures in the United Kingdom, and to trading on the gilt-edged and fixed-interest market of the London Stock Exchange plc.  No assurance can be given that such applications will be granted.  However, even if the PERQS are so admitted, no assurance can be given that a secondary market will develop for the PERQS.    Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PERQS easily.

Market price of the PERQS will be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the PERQS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PERQS in the secondary market.  We expect that generally the closing price of Komatsu Stock on any day will affect the value of the PERQS more than any other single factor.  However, because the appreciation potential of the PERQS is capped based on the closing price of Komatsu Stock on the valuation date, the PERQS may trade differently from Komatsu Stock.  Other factors that may influence the value of the PERQS include:

• the volatility (frequency and magnitude of changes in price) of Komatsu Stock,
• the dividend rate on Komatsu Stock,

•  geopolitical conditions and economic, financial, political, regulatory or judicial events that affect trading on the Tokyo Stock Exchange, the Osaka Stock Exchange or stock markets generally and which may affect Komatsu and the closing price of Komatsu Stock,

• interest and yield rates in the market
• currency rates between the U.S. dollar and the Japanese yen,
• the time remaining to the maturity of the PERQS
• our creditworthiness, and
• the occurrence of certain events affecting Komatsu that may or may not require an adjustment to the exchange factor.

Some or all of these factors will influence the price you will receive if you sell your PERQS prior to maturity.  For example, you may have to sell your PERQS at a substantial discount from the principal amount if the closing price of Komatsu Stock is at, below, or not sufficiently above the issue price of the PERQS.

You cannot predict the future performance of Komatsu Stock based on its historical performance.  The price of Komatsu Stock may decrease so that you will receive at maturity an amount of Komatsu Stock or cash with a value less than the principal amount of the PERQS.  In addition, there can be no assurance that the price of Komatsu Stock will increase so that you will receive at maturity an amount of Komatsu Stock or cash with a value greater than the principal amount of the PERQS.

The inclusion of projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase PERQS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, the projected profit included in the cost of hedging our obligations under the PERQS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

If the PERQS are accelerated, you may receive an amount worth substantially less than the principal amount of the PERQS
The maturity of the PERQS will be accelerated if there is a price event acceleration or an event of default acceleration.  The amount payable to you if the maturity of the PERQS is accelerated will differ depending on the reason for the acceleration and may be substantially less than the principal amount of the PERQS.  See “Description of PERQS—Price Event Acceleration” and “Description of PERQS—Alternate Exchange Calculation in Case of an Event of Default.”

Morgan Stanley is not affiliated with Komatsu
Komatsu is not an affiliate of ours and is not involved with this offering in any way.  Consequently, we have no ability to control the actions of Komatsu, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity.  Komatsu has no obligation to consider your interest as an investor in the PERQS in taking any corporate actions that might affect the value of your PERQS.  None of the money you pay for the PERQS will go to Komatsu.

Morgan Stanley may engage in business with or involving Komatsu without regard to your interests
We or our affiliates may presently or from time to time engage in business with Komatsu without regard to your interests, including extending loans to, or making equity investments in, Komatsu or providing advisory services to Komatsu, including merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about Komatsu.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Komatsu. These research reports may or may not recommend that investors buy or hold Komatsu Stock.

You have no shareholder rights
Investing in the PERQS is not equivalent to investing in Komatsu Stock.  As an investor in the PERQS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to Komatsu Stock.  In addition, you do not have the right to exchange your PERQS for Komatsu Stock or cash prior to maturity.

The PERQS may become exchangeable into the common stock of companies other than Komatsu
Following certain corporate events relating to Komatsu Stock, such as a stock-for-stock merger where Komatsu is not the surviving entity, you will receive at maturity the common stock of a successor corporation to Komatsu (or the cash value thereof as determined on the valuation date).  Following certain other corporate events relating to Komatsu Stock, such as a merger event where holders of Komatsu Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to Komatsu Stock, you will receive at maturity the common stock of a company in the same industry group as Komatsu (or the cash value thereof as determined on the valuation date) in lieu of, or in addition to, Komatsu Stock or the cash value of Komatsu Stock, as applicable.  In the event of such a corporate event, the equity-linked nature of the PERQS would be significantly altered.  We describe the specific corporate events that can lead to these adjustments and the procedures for selecting another stock on the basis of industry group, market capitalization and volatility in the section of this pricing supplement called “Description of PERQS—Antidilution Adjustments.”  You should read this section in order to understand these and other adjustments that may be made to your PERQS.

The antidilution adjustments the calculation agent is required to make do not cover every corporate event that can affect Komatsu Stock
MS & Co., as calculation agent, will adjust the amount payable at maturity for certain corporate events affecting Komatsu Stock, such as stock splits and stock dividends, and certain other corporate actions involving Komatsu, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event that can affect Komatsu Stock.  For example, the calculation agent is not required to make any adjustments if Komatsu or anyone else makes a partial tender or partial exchange offer for Komatsu Stock, nor will adjustments be made following the valuation date.  If an event occurs that does not require the calculation agent to adjust the amount of Komatsu Stock or cash payable at maturity, the price of the PERQS may be materially and adversely affected.  In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect Komatsu Stock other than those contemplated in this pricing supplement.  Such adjustments will be made to reflect the consequences of events but not with the aim of changing relative investment risk.  The determination by the calculation agent to adjust, or not to adjust, the exchange factor may materially and adversely affect the value of the PERQS.  In addition, we may, at our sole discretion, cause the calculation agent to alter the specified antidilution adjustments if we determine that such existing adjustments do not properly take into account the consequences of the events enumerated in such antidilution adjustments.  Any alterations to the specified antidilution adjustments set forth herein may be materially adverse to investors in the PERQS.

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PERQS.

As calculation agent, MS & Co. will calculate the payout to you at maturity of the PERQS and in the event of any acceleration and will determine what adjustments should be made to the exchange factor to reflect certain corporate and other events.  Determinations made by MS & Co., in its capacity as calculation agent, including adjustments to the exchange factor or the calculation of the amount payable to you in the event of any acceleration, may affect the amount payable to you at maturity or upon any acceleration. See the sections of this pricing supplement called “Description of PERQS—Exchange at Maturity,” “—Exchange Factor,” “—Price Event Acceleration,” “—Antidilution Adjustments” and “—Alternate Exchange Calculation in Case of an Event of Default.”

The original issue price of the PERQS includes certain costs of hedging our obligations under the PERQS.  The subsidiaries through which we hedge our obligations under the PERQS expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PERQS
MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the PERQS, including trading in Komatsu Stock as well as in other instruments related to Komatsu Stock. MS & Co. and some of our other subsidiaries also trade Komatsu Stock and other financial instruments related to Komatsu Stock on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the date of this pricing supplement could potentially have increased the price of Komatsu Stock and, accordingly, potentially have increased the issue price of the PERQS and, therefore, the price at which Komatsu Stock must close before you would receive at maturity an amount of Komatsu Stock or cash with a value equal to or greater than the principal amount of the PERQS.  Additionally, such hedging or trading activities during the term of the PERQS could potentially affect the price of Komatsu Stock on the valuation date or any acceleration date and, accordingly, the value of the Komatsu Stock upon which your payment at maturity will be based, including upon an acceleration event.

Because the characterization of the PERQS for U.S. federal income tax purposes is uncertain, the material U.S. federal income tax consequences of an investment in the PERQS are unclear
There is no direct legal authority as to the proper tax treatment of the PERQS, and our counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.  Significant aspects of the tax treatment of the PERQS are uncertain.  Pursuant to the terms of the PERQS and subject to the discussion under “Description of PERQS—United States Federal Income Taxation—Non-U.S. Holders,” you have agreed with us to treat a PERQS as a unit consisting of (i) a forward contract pursuant to which you agree to pay us a fixed amount at maturity in exchange for Komatsu Stock or a cash payment as described in this pricing supplement and (ii) a deposit with us of a fixed amount of cash to secure your obligation under the forward contract, as described in the section of this pricing supplement called “Description of PERQS—United States Federal Income Taxation—General.”  Since the PERQS is denominated in Japanese yen, special rules governing obligations denominated in foreign currency will apply to the PERQS.    For example, upon settlement of the PERQS, U.S. investors will be required to recognize foreign exchange gain or loss (whether or not cash is received).  In addition, accrual method U.S. investors (or those who elect to accrue) will also be required to recognize foreign exchange gain or loss with respect to the actual receipt of stated interest amounts which were previously accrued.  Foreign exchange gain or loss is treated as ordinary gain or loss.  Please see the section in the accompanying prospectus supplement entitled “United States Federal Taxation—Tax Consequences to U.S. Holders of Notes and Units in Registered Form—Notes—Foreign Currency Notes.”

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the PERQS, the timing and character of income on the PERQS and your basis for Komatsu Stock received in exchange for the PERQS might differ significantly.  We do not plan to request a ruling from the IRS regarding the tax treatment of the PERQS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the section of this pricing supplement called “Description of PERQS—United States Federal Income Taxation.”

Notwithstanding the foregoing, any stated interest payments on the PERQS made to non-U.S. investors will generally be withheld upon at a rate of 30%.   See the section of this pricing supplement called “Description of PERQS—United States Federal Income Taxation—Non-U.S. Holders” for a discussion of the withholding tax consequences of an investment in the PERQS.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the PERQS, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

As discussed in the section of this pricing supplement called “Description of PERQS—United States Federal Income Taxation,” you cannot use the tax summaries herein for the purpose of avoiding penalties that may be asserted against you under the Internal Revenue Code of 1986, as amended.

DESCRIPTION OF PERQS

Terms not defined herein have the meanings given to such terms in the accompanying offering memorandum.  The term “PERQS” refers to each ¥3,627 principal amount of our 8% PERQS®  due September 22, 2008, Mandatorily Exchangeable for Shares of Common Stock, or the Cash Value of such Shares, of Komatsu Ltd.  In this pricing supplement, the terms “Morgan Stanley,” “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	¥1,953,647,280

Maturity Date
September 22, 2008, subject to acceleration as described below in “—Price Event Acceleration” and “—Alternate Exchange Calculation in Case of an Event of Default,” and subject to extension in the event of a Market Disruption Event on the scheduled Valuation Date in accordance with the following paragraph.

If the scheduled Valuation Date is postponed due to a Market Disruption Event or otherwise, the Maturity Date will be postponed so that the Maturity Date will be the second Trading Day following the Valuation Date as postponed.  No interest will accrue on the PERQS as a result of any such postponement.

Valuation Date
September 18, 2008; provided that if the scheduled Valuation Date is not a Japanese Trading Day or if a Market Disruption Event occurs on such day, the Valuation Date will be the immediately succeeding Japanese Trading Day on which no Market Disruption Event occurs; provided further that the Valuation Date will not be later than the third scheduled Japanese Trading Day following the scheduled Valuation Date notwithstanding the occurrence of a Market Disruption Event on such date.  If a Market Disruption Event occurs on each of the three scheduled Japanese Trading Days following the scheduled Valuation Date, the Closing Price of one share of Komatsu Ltd. common stock (“Komatsu Stock”) on such third scheduled Japanese Trading Day will be determined in accordance with the proviso in the definition of “Closing Price” below.

Interest Rate	8% per annum

Interest Payment Dates
The 2nd day of each month, beginning November 2, 2007 and the Maturity Date; provided that if any such day (other than the Maturity Date) is not a Business Day, that interest payment will be made on the next succeeding Business Day and no adjustment will be made to any interest payment made on that succeeding Business Day.  If the scheduled Maturity Date is postponed due to a Market Disruption Event or otherwise, we will pay interest on the Maturity Date as postponed, but no interest will accrue on the PERQS or on such payment during the period from or after the scheduled Maturity Date.

Record Date
The Record Date for each Interest Payment Date, including the Interest Payment Date scheduled to occur on the Maturity Date, will be the date 15 calendar days prior to such scheduled Interest Payment Date, whether or not that date is a Business Day.

Specified Currency	Japanese yen (“¥”)

Issue Price	¥3,627 per PERQS

Original Issue Date (Settlement Date)	October 5, 2007

Form	Registered

ISIN Number	XS0325052529

Common Code	032505252

Denominations	¥3,627 and integral multiples thereof

Listing
Application will be made for the PERQS to be admitted to listing on the Official List of the United Kingdom Financial Services Authority, the United Kingdom competent authority for the purposes of Directive 2003/71/EC (the “Prospectus Directive”) and relevant implementing measures in the United Kingdom, and to trading on the gilt-edged and fixed-interest market of the London Stock Exchange plc. No assurance can be given that such applications will be granted.

Cap Price	¥4,339.7055 (119.65% of the Issue Price)

Maturity Price	Maturity Price means the product of (i) the Closing Price of one share of Komatsu Stock and (ii) the Exchange Factor, each determined as of the Valuation Date.
Exchange at Maturity

Unless the maturity of the PERQS has been accelerated, on the Maturity Date, upon delivery of the PERQS to the Principal Paying Agent, we will apply the ¥3,627 principal amount of each PERQS as payment for and will deliver, at our option, either (i)  a number of shares of Komatsu Stock equal to the product of the Exchange Ratio and the Exchange Factor, each determined as of the Valuation Date by the Calculation Agent or (ii) the cash value in Japanese yen of such shares of Komatsu Stock as determined on the Valuation Date based on the Closing Price of Komatsu Stock on such date.  Each of the Exchange Ratio and the Exchange Factor is initially set at 1.0.  The Exchange Ratio is subject to adjustment at maturity in order to cap the value as of the Valuation Date of Komatsu Stock or the amount of cash to be received upon delivery of the PERQS at ¥4,339.7055 per PERQS (119.65% of the Issue Price).  See “—Exchange Ratio” below.  The Exchange Factor is subject to adjustment upon the occurrence of certain corporate events relating to Komatsu Stock.  See “—Exchange Factor” and “—Antidilution Adjustments” below.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Principal Paying Agent, on or prior to 3:30 p.m. London time on the Trading Day immediately prior to the Maturity Date of the PERQS (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), of our election to deliver Komatsu Stock or cash, of the amount of such Komatsu Stock or cash to be delivered with respect to the ¥3,627 principal amount of each PERQS and (ii) deliver such shares of Komatsu Stock (and cash in respect of any fractional shares of Komatsu Stock) or cash and, in either case, cash in respect of interest, to the Principal Paying Agent for delivery to the holders on the Maturity Date.  The Calculation Agent shall determine the Exchange Factor and the Exchange Ratio applicable at the maturity of the PERQS.

If the maturity of the PERQS is accelerated because of a Price Event Acceleration (as described under “—Price Event Acceleration” below) or because of an Event of Default Acceleration (as defined under “—Alternate Exchange

Calculation in Case of an Event of Default” below), we shall provide such notice as promptly as possible and in no event later than (i) in the case of an Event of Default Acceleration, two Trading Days after the date of acceleration (but if such second Trading Day is not a Business Day, prior to the close of business on the Business Day preceding such second Trading Day) and (ii) in the case of a Price Event Acceleration, 3:30 p.m. London time on the Trading Day immediately prior to the date of acceleration (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the date of acceleration).

Exchange Ratio
1.0; provided that if the Maturity Price exceeds the Cap Price, the Exchange Ratio will be adjusted so that the final Exchange Ratio will equal the product of (i) the initial Exchange Ratio and (ii) a fraction, the numerator of which will be the Cap Price and the denominator of which will be the Maturity Price.  If the Maturity Price is less than or equal to the Cap Price, no adjustment to the Exchange Ratio will be made.

Price Event Acceleration
If on any two consecutive Japanese Trading Days during the period prior to and ending on the third Business Day immediately preceding the Valuation Date, the product of the Closing Price per share of Komatsu Stock and the Exchange Factor is less than ¥250, the Maturity Date of the PERQS will be deemed to be accelerated to the third Business Day immediately following such second Japanese Trading Day (the “date of acceleration”).  Upon such acceleration, you will receive per PERQS on the date of acceleration:

•      at our option, either (i) a number of shares of Komatsu Stock equal to the Exchange Ratio, adjusted as if such date were the Valuation Date, multiplied by the Exchange Factor as of the date of acceleration or (ii) the cash value thereof based on the Closing Price of Komatsu Stock on such date; and

•      accrued but unpaid interest to but excluding the date of acceleration plus an amount of cash as determined by the Calculation Agent equal to the sum of the present values of the remaining scheduled payments of interest on the PERQS (excluding any portion of such payments of interest accrued to the date of acceleration).

The present value of each remaining scheduled payment will be based on the comparable yield that we would pay on a non-interest bearing, senior unsecured debt obligation having a maturity equal to the term of each such remaining scheduled payment, as determined by the Calculation Agent.

Investors will not be entitled to receive the return of the ¥3,627 principal amount of each PERQS upon a Price Event Acceleration.

No Fractional Shares
Upon delivery of the PERQS to the Principal Paying Agent at maturity (including as a result of acceleration other than an acceleration resulting from an event of default), we will deliver the aggregate number of shares of Komatsu Stock or cash due with respect to all of such PERQS, as described above.  However, if we elect to deliver shares of Komatsu Stock, we will pay cash in lieu of delivering any fractional share of Komatsu Stock in an amount equal to the corresponding fractional Closing Price of such fraction of a share of Komatsu Stock as determined by the Calculation Agent as of the Valuation Date.

Exchange Factor	1.0, subject to adjustment for certain corporate events relating to Komatsu Stock. See “—Antidilution Adjustments” below.

Closing Price
The Closing Price for one share of Komatsu Stock (or one unit of any other security for which a Closing Price must be determined) on any Japanese Trading Day (as defined below) means the official closing price of Komatsu Stock as reported by the Tokyo Stock Exchange (or the principal exchange on which such other security is traded); provided that if, because of a Market Disruption Event (as defined below) or otherwise, the official closing price of Komatsu Stock as reported by the Tokyo Stock Exchange (or such principal exchange for such security) is not available pursuant to the preceding clause, then the Closing Price for any Japanese Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for Komatsu Stock (or any such other security) for such Japanese Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.

Japanese Trading Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on the Tokyo Stock Exchange and the Osaka Stock Exchange.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC (“NYSE”), the American Stock Exchange LLC, the NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Business Day	A day, as determined by the Calculation Agent, on which banking is generally conducted in The City of New York, London and Tokyo.

Optional Redemption	We will not redeem the PERQS prior to the Maturity Date.

No Additional Amount; No Tax Redemption	The provisions described under “Description of Notes—Tax Redemption” and “—Payment of Additional Amounts” in the accompanying prospectus supplement shall not apply to these PERQS.

Book Entry Note or Certificated Note	Book Entry

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York (as successor to JPMorgan Chase Bank, N.A.)

Principal Paying Agent	The Bank of New York, London Branch (as successor to JPMorgan Chase Bank, N.A., London Branch)

Agent for this private placement of PERQS	MS & Co.

Calculation Agent
MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee, the Principal Paying Agent and us.

All calculations with respect to the Exchange Ratio and Exchange Factor for the PERQS will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655), and all dollar amounts paid on the aggregate number of PERQS related to interest payments or payouts at maturity resulting from such calculations will be rounded to the nearest cent with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PERQS, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Factor or other antidilution adjustments or determining any Closing Price or whether a Market Disruption Event has occurred or calculating the amount payable to you in the event of any acceleration.  See “—Antidilution Adjustments,” “—Market Disruption Event” and “—Alternate Exchange Calculation in Case of an Event of Default” below and “—Price Event Acceleration” above.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments
The Exchange Factor will be adjusted as follows:

1.      If Komatsu Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of Komatsu Stock.

2.      If Komatsu Stock is subject (i) to a stock dividend (issuance of additional shares of Komatsu Stock) that is given ratably to all holders of shares of Komatsu Stock or (ii) to a distribution of Komatsu Stock as a result of the triggering of any provision of the corporate charter of Komatsu, then once the dividend has become effective and Komatsu Stock is trading ex-dividend, the Exchange Factor will be adjusted so that the new Exchange Factor shall equal the prior Exchange Factor plus the product of (i) the number of shares issued with respect to one share of Komatsu Stock and (ii) the prior Exchange Factor.

3.      If Komatsu issues rights or warrants to all holders of Komatsu Stock to subscribe for or purchase Komatsu Stock at an exercise price per share less than the Closing Price of Komatsu Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the PERQS, then the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and a fraction, the numerator of which shall be the number of shares of Komatsu Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Komatsu Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Komatsu Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Komatsu Stock which the aggregate offering price of the total number of shares of Komatsu Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price

4.      There will be no adjustments to the Exchange Factor to reflect cash dividends or other distributions paid with respect to Komatsu Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends.  “Extraordinary Dividend” means each of (a) the full amount per share of Komatsu Stock of any cash dividend or special dividend or distribution that is identified by Komatsu as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by Komatsu as an extraordinary or special dividend or distribution) distributed per share of Komatsu Stock over the immediately preceding cash dividend or other cash distribution, if any, per share of Komatsu Stock that did not include an Extraordinary Dividend (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) if such distribution or excess portion of the dividend is more than 10% of the Closing Price of Komatsu Stock on the Japanese Trading Day preceding the “ex-dividend date” (that is, the day on and after which transactions in Komatsu Stock on an organized securities exchange or trading system no longer carry the right to receive that cash dividend or other cash distribution) for the payment of such cash dividend or other cash distribution (such Closing Price, the “Base Closing Price”) and (c) the full cash value of any non-cash dividend or distribution per share of Komatsu Stock (excluding Marketable Securities, as defined in paragraph 5 below).  Subject to the following sentence, if any cash dividend or distribution of such other property with respect to Komatsu Stock includes an Extraordinary Dividend, the Exchange Factor with respect to Komatsu Stock will be adjusted on the ex-dividend date so that the new Exchange Factor will equal the product of (i) the prior Exchange Factor and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend.  If any Extraordinary Dividend is at least 35% of the Base Closing Price, then, instead of adjusting the Exchange Factor, the amount payable upon exchange at maturity will be determined as described in paragraph

5 below, and the Extraordinary Dividend will be allocated to an Alternate Stock in accordance with the procedures for an Alternate Stock Event as described in clause (c)(ii) of paragraph 5 below.  The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error.  A distribution on Komatsu Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below shall cause an adjustment to the Exchange Factor pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

5.      Any of the following shall constitute a Reorganization Event:  (i) Komatsu Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by Komatsu, (ii) Komatsu has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) Komatsu completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) Komatsu is liquidated, (v) Komatsu issues to all of its shareholders equity securities of an issuer other than Komatsu (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spinoff stock”) or (vi) Komatsu Stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares.  If any Reorganization Event occurs, in each case as a result of which the holders of Komatsu Stock receive any equity security listed on a national securities exchange or traded on the NASDAQ (a “Marketable Security”), other securities or other property, assets or cash (collectively “Exchange Property”), the amount payable upon exchange at maturity with respect to the ¥3,627 principal amount of each PERQS following the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) and any required adjustment to the Exchange Ratio will be based on the following:

(a)          if Komatsu Stock continues to be outstanding, Komatsu Stock (if applicable, as reclassified upon the issuance of any tracking stock) at the Exchange Factor on the Valuation Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

(b)          for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for Komatsu Stock, the number of shares of the New Stock received with respect to one share of Komatsu Stock multiplied by the Exchange Factor for Komatsu Stock on the Japanese Trading Day immediately prior to the effective date of the Reorganization Event (the “New Stock Exchange Factor”), as adjusted to the Valuation Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

(c)          for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

(i)                if the combined value of the amount of Non-Stock Exchange Property received per share of Komatsu Stock, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of Komatsu Stock is less than 25% of the Closing Price of Komatsu Stock on the Japanese Trading Day immediately prior to the effective date of such Reorganization Event, a number of shares of Komatsu Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Closing Prices of Komatsu Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Exchange Factor in effect for Komatsu Stock on the Japanese Trading Day immediately prior to the effective date of such Reorganization Event, based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event; and the number of such shares of Komatsu Stock or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Exchange Factor in subparagraph (a) above and/or the New Stock Exchange Factor in subparagraph (b) above, as applicable, or

(ii)                if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the Closing Price of Komatsu Stock on the Japanese Trading Day immediately prior to the effective date relating to such Reorganization Event or, if Komatsu Stock is surrendered exclusively for Non-Stock Exchange Property (in each case, an “Alternate Stock Event”), a number of shares (the “Alternate Stock Exchange Factor”) of Alternate Stock (as defined below)

with a value on the effective date of such Reorganization Event equal to the Non-Stock Exchange Property Value multiplied by the Exchange Factor in effect for Komatsu Stock on the Japanese Trading Day immediately prior to the effective date of such Reorganization Event.  The “Alternate Stock” will be the common stock of the company with a Price Volatility on the Measurement Date (each as defined below) that is nearest (whether higher or lower) to the Price Volatility of Komatsu Stock, as selected by the Calculation Agent from a group of five stocks then included in the Nikkei 225 Index (or, if publication of such index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion).  The stocks from which the Alternate Stock is selected will be determined by the Calculation Agent in its sole discretion, applying either existing standards in the Japanese market it determines to be generally commensurate to Standard Industrial Classification Code (“SIC Code”) classification or applying its own selection criteria it determines to be generally commensurate to such classification, and will be the five stocks with the largest market capitalization among the stocks then included in the Nikkei 225 Index (or such successor index) which the Calculation Agent determines would be assigned the same primary “Industry Group” SIC Code as Komatsu; provided that, if the Calculation Agent determines there are fewer than five stocks that would be assigned the same primary “Industry Group” SIC Code classification as Komatsu (or the applicable commensurate standard or criteria), the Calculation Agent will identify additional stocks then included in the Nikkei 225 Index (or such successor index), from the following categories, selecting stocks, as required, in each succeeding category in descending order of market capitalization, beginning with the stock in each category with the largest capitalization: first, stocks that in the Calculation Agent’s sole discretion would be assigned the same primary “Industry Group” classification as Komatsu (or the applicable commensurate standard or criteria); second, stocks that in the Calculation Agent’s sole discretion would be assigned the same primary “Major Group” classification as Komatsu (or the applicable commensurate standard or criteria); and third, stocks that in the Calculation Agent’s sole discretion would be assigned the same primary “Division” classification as Komatsu (or the applicable commensurate standard or criteria); provided further, however, that none of the five stocks from which the Alternate Stock will be selected will be a stock that is subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would limit the ability of Morgan Stanley or any of its affiliates to hedge the PERQS with respect to such stock (a “Hedging Restriction”).  “Industry,” “Industry Group,” “Major Group” and “Division” have the meanings assigned by the Office of Management and Budget, or any successor federal agency responsible for assigning SIC codes.  If the SIC Code system of classification is altered or abandoned, the Calculation Agent may select an alternate classification system and implement similar procedures.  “Price Volatility” means the average historical price volatility for the period of 100 Trading Days ending on the Trading Day immediately prior to the first public announcement of the relevant Reorganization Event (the “Measurement Date”) as such average historical price volatility for such stock is displayed on Bloomberg screen Equity HVG (using the settings N = 100 and Market: T) (or any successor thereto); provided that if the Price Volatility of Komatsu Stock or any stock identified in this sub-paragraph is not then displayed on Bloomberg, then the Calculation Agent, in its sole discretion, will determine the applicable Price Volatility.

Following the allocation of any Extraordinary Dividend to Alternate Stock pursuant to paragraph 4 above or any Reorganization Event described in this paragraph 5, the amount payable upon exchange at maturity with respect to the ¥3,627 principal amount of each PERQS will be based on:

(x)    if applicable, Komatsu Stock at the Exchange Factor then in effect times the Exchange Ratio; and

(y)    if applicable, for each New Stock, such New Stock at the New Stock Exchange Factor then in effect for such New Stock times the Exchange Ratio; and

(z)    if applicable, for each Alternate Stock, such Alternate Stock at the Alternate Stock Exchange Factor then in effect for such Alternate Stock times the Exchange Ratio.

In each case, the applicable Exchange Factor (including for this purpose, any New Stock Exchange Factor or Alternate Stock Exchange Factor) will be determined by the Calculation Agent on the Valuation Date.

6.      No adjustments to the Exchange Factor will be required other than those specified above.  The adjustments specified above do not cover all of the events that could affect the Closing Price of Komatsu Stock, including, without limitation, a partial tender or exchange offer for Komatsu Stock.  The Calculation Agent may, in its sole discretion, make additional changes to the Exchange Factor upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders’ rights in, Komatsu Stock (and/or other Exchange Property), but only to reflect such changes, and not with the aim of changing relative investment risk.  In addition, we may, at our sole discretion, cause the Calculation Agent to alter the specific adjustments set forth above in paragraphs 1 through 5 upon the occurrence of one or more events enumerated in paragraphs 1 through 5 if we determine that such adjustments do not properly reflect the economic consequences of the events enumerated in such paragraphs or would not preserve the relative investment risk. There may be corporate or other similar events that could affect the Closing Price of Komatsu Stock for which the Calculation Agent will not adjust the Exchange Factor.

Notwithstanding the foregoing, the amount payable by us at maturity with respect to each PERQS, determined as of the Valuation Date, will not under any circumstances exceed a number of shares of Komatsu Stock (and/or other Exchange Property) having a value of ¥4,339.7055 as of the Valuation Date or, at our option, cash equal to ¥4,339.7055.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

*               *               *

Following the occurrence of any Reorganization Event referred to in paragraph 4 or 5 above, (i) references to “Komatsu Stock” under “—No Fractional Shares,” “—Closing Price” and “—Market Disruption Event” shall be deemed to also refer to any New Stock or Alternate Stock and (ii) all other references in this pricing supplement to “Komatsu Stock” shall be deemed to refer to the Exchange Property into which the PERQS are thereafter exchangeable and references to a “share” or “shares” of Komatsu Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Alternate Stock, unless the context otherwise requires.  The New Stock Exchange Factor(s) or Alternate Stock Exchange Factor(s) resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above shall be subject to the adjustments set forth in paragraphs 1 through 6 hereof.

If an Alternate Stock Event occurs, we shall, or shall cause the Calculation Agent to, provide written notice to the Principal Paying Agent at its London office, on which notice the Principal Paying Agent may conclusively rely, of the occurrence of such Alternate Stock Event and of the Alternate Stock selected as promptly as possible and in no event later than five Business Days after the date of the Alternate Stock Event.

No adjustment to the Exchange Factor (including for this purpose any New Stock Exchange Factor or Alternate Stock Exchange Factor) will be required unless such adjustment would require a change of at least 0.1% in the Exchange Factor then in effect.  The Exchange Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.  Adjustments to the Exchange Factor will be made up to the close of business on the Valuation Date.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Exchange Factor or method of calculating the Exchange Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 6 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Exchange Factor, or to the method of calculating the amount payable upon exchange at maturity of the PERQS in accordance with paragraph 5 above, upon request by any investor in the PERQS.

Market Disruption Event	Market Disruption Event means, with respect to Komatsu Stock:

(i)          a suspension, absence or material limitation of trading of Komatsu Stock on the primary market for Komatsu Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Komatsu Stock as a result of which the reported trading prices for Komatsu Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Komatsu Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii)          a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the PERQS.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to the Tokyo Stock Exchange, the Osaka Stock Exchange, the Japanese Financial Services Agency or any other relevant authority of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on Komatsu Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Komatsu Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Komatsu Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.
Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the PERQS shall have occurred and be continuing, the amount declared due and payable per PERQS upon any acceleration of the PERQS (an “Event of Default Acceleration”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the product of (i) the Closing Price of Komatsu Stock (and/or the value of any Exchange Property) as of the date of such acceleration, (ii) the Exchange Ratio, adjusted as if such date were the Valuation Date, and (iii) the Exchange Factor as of the date of acceleration, plus accrued but unpaid interest to but excluding the date of acceleration.

Komatsu Stock; Public Information
Komatsu Ltd. engages in the manufacturing, development, marketing and sale of industrial-use products and services.  American Depositary Shares representing Komatsu Stock are registered under the Exchange Act.  Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Commission. Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission.  The address of the Commission’s website is http://www.sec.gov.  Information provided to or filed with the Commission by Komatsu pursuant to the Exchange Act can be located by reference to Commission file number 001-07239.  In addition, information regarding Komatsu may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the PERQS offered hereby and does not relate to Komatsu Stock or other securities of Komatsu.  We have derived all disclosures contained in this pricing supplement regarding Komatsu from the publicly available documents described in the preceding paragraph.  In connection with the offering of the PERQS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Komatsu in connection with the offering of the PERQS.  Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Komatsu is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Komatsu Stock (and therefore the price of Komatsu Stock at the time we priced the PERQS and the Cap Price) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Komatsu could affect the value received at maturity with respect to the PERQS and therefore the trading prices of the PERQS.

Neither we nor any of our affiliates makes any representation to you as to the performance of Komatsu Stock.

We and/or our affiliates may presently or from time to time engage in business with Komatsu, including extending loans to, or making equity investments in, Komatsu or providing advisory services to Komatsu, including merger and acquisition advisory services.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to Komatsu, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to Komatsu and the reports may or may not recommend that investors buy or hold Komatsu Stock.  As a prospective purchaser of a PERQS, you should undertake an independent investigation of Komatsu as in your judgment is appropriate to make an informed decision with respect to an investment in Komatsu Stock.

Historical Information
The following table sets forth the published high and low Closing Prices of Komatsu Stock during 2004, 2005, 2006 and 2007 through September 21, 2007.  The Closing Price of Komatsu Stock on September 21, 2007 was ¥3,627.  We obtained the Closing Prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of Komatsu Stock as an indication of future performance.  The price of Komatsu Stock may decrease so that at maturity you will receive an amount of Komatsu Stock worth less than the principal amount of the PERQS.  We cannot give you any assurance that the price of Komatsu Stock will increase so that at maturity you will receive an amount of Komatsu Stock worth more than the principal amount of the PERQS.  Because your return is linked to the Closing Price of Komatsu Stock on the Valuation Date, there is no guaranteed return of principal.  To the extent that the Maturity Price of Komatsu Stock is less than the Issue Price of the PERQS and the shortfall is not offset by the coupon paid on the PERQS, you will lose money on your investment.

Komatsu Stock	High	Low

2004
First Quarter	¥695	¥605
Second Quarter	¥690	¥606
Third Quarter	¥708	¥620
Fourth Quarter	¥750	¥661
2005
First Quarter	¥832	¥718
Second Quarter	¥884	¥724
Third Quarter	¥1,565	¥866
Fourth Quarter	¥1,983	¥1,406
2006
First Quarter	¥2,245	¥1,810
Second Quarter	¥2,630	¥1,908
Third Quarter	¥2,325	¥1,922
Fourth Quarter	¥2,415	¥2,010
2007
First Quarter	¥2,805	¥2,275
Second Quarter	¥3,660	¥2,420
Third Quarter (through September 21, 2007)	¥3,990	¥2,935

We make no representation as to the amount of dividends, if any, that Komatsu will pay in the future.  In any event, as an investor in the PERQS, you will not be entitled to receive dividends, if any, that may be payable on Komatsu Stock.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the PERQS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PERQS through one or more of our subsidiaries.  The original issue price of the PERQS includes the cost of hedging our obligations under the PERQS.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying offering memorandum.

On or prior to the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the PERQS by taking positions in Komatsu Stock and in options contracts on Komatsu Stock listed on major securities markets. Such purchase activity could potentially have increased the price of Komatsu Stock and, accordingly, potentially have increased the Issue Price, and, therefore, the price at which Komatsu Stock must close before you would receive at maturity an amount of Komatsu Stock or cash with a value equal to or greater than the principal amount of the PERQS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PERQS by purchasing and selling Komatsu Stock, options contracts on Komatsu Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the price of Komatsu Stock and, therefore, adversely affect the value of the PERQS or the payment you will receive at maturity or upon any acceleration of the PERQS.
Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the Euro distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of PERQS set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the PERQS directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date.  After the initial offering of the PERQS, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the PERQS against payment therefor in London on October 5, 2007.

In order to facilitate the offering of the PERQS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PERQS or Komatsu Stock.  Specifically, the Agent may sell more PERQS than it is obligated to purchase in connection with the offering, creating a naked short position in the PERQS for its own account.  The Agent must close out any naked short position by purchasing the PERQS in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PERQS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, PERQS or Komatsu Stock in the open market to stabilize the price of the PERQS.  Any of these activities may raise or maintain the market price of the PERQS above independent market levels or prevent or retard a decline in the market price of the PERQS.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of PERQS.  See “—Use of Proceeds and Hedging” above.

The securities have not been, and will not be, registered under the Securities and Exchange Law of Japan. Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan or to others for the reoffering or resale, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and other relevant laws and regulations of Japan. As used in this section, a resident of Japan refers to any person resident in Japan including any corporation or other entity organized under the laws of Japan.
ERISA Matters for Pension Plans
and Insurance Companies
The following is merely a summary, and should not be construed as legal advice or as complete in all relevant respects.  This summary was written in connection with the promotion or marketing by Morgan Stanley of the PERQS and it cannot be used by any holder of the PERQS for the purpose of avoiding penalties and/or excise tax that may be asserted against the holder under the Internal Revenue Code.  All investors are urged to consult their legal advisors before investing assets of an employee benefit plan in the PERQS and to make their own independent decisions.

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PERQS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PERQS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PERQS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PERQS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the PERQS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PERQS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PERQS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PERQS on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PERQS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

In addition to considering the consequences of holding the PERQS, employee benefit plans subject to ERISA or insurance companies deemed to be investing ERISA plan assets (or other governmental or church plans subject to similar regulation, as described above) purchasing the PERQS should also consider the possible implications of owning Komatsu Stock upon exchange of the PERQS for shares of Komatsu Stock at maturity.  Purchasers of the PERQS have exclusive responsibility for ensuring that their purchase, holding and disposition of the PERQS do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above. The sale of any PERQS to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation
The following summary is a general discussion of the principal potential U.S. federal income tax consequences to initial investors in the PERQS that purchase the PERQS at the Issue Price and that will hold the PERQS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  This summary, however, does not address the U.S. federal income tax consequences of the ownership or disposition of Komatsu Stock should a holder (including a Non-U.S. Holder) receive such shares at maturity.  You should consult your tax advisors regarding the potential U.S. federal income tax consequences of the ownership and disposition of Komatsu Stock.  This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances or to investors subject to special treatment under the U.S. federal income tax laws, such as:

• certain financial institutions;
• insurance companies;
• dealers in securities or foreign currencies;
• investors holding the PERQS as part of a hedging transaction, “straddle”, conversion transaction, or integrated transaction or those holding the PERQS as part of a constructive sale transaction;
• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;
• investors subject to the alternative minimum tax; or
• Non-U.S. Holders, as defined below, for whom income or gain in respect of the PERQS is effectively connected with the conduct of a trade or business in the United States.

Additionally, neither we nor our counsel has undertaken to ascertain whether the issuer of Komatsu Stock is treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code.  Thus, this summary does not address any U.S. federal income tax consequences to a U.S. investor if the issuer of Komatsu Stock were to be treated as a

PFIC.  A U.S. investor should consult its own tax advisors regarding the U.S. federal income tax consequences of an investment in and ownership of the PERQS.

Except as pertains to the withholding tax described below under “—Non-U.S. Holders,” the effect of the U.S. federal tax laws, including the effect of the U.S. federal estate tax laws, on an investment in the PERQS by non-U.S. investors is not discussed.  As the law applicable to the U.S. federal income taxation of instruments such as the PERQS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.  If you are considering purchasing the PERQS, you are urged to consult your own tax advisors with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under any state, local or foreign taxing jurisdiction.

General

Pursuant to the terms of the PERQS and subject to the discussion below under “—Non-U.S. Holders,” we and every investor in the PERQS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a PERQS for all tax purposes as a unit consisting of: (i) a forward contract (the “Forward Contract”) that requires an investor in a PERQS at maturity to pay, and us to deliver, for an amount equal to the Issue Price (the “Forward Price”), either Komatsu Stock or a cash payment as described in this pricing supplement and (ii) a deposit with us of a fixed amount of cash, equal to the Issue Price, to secure the investor’s obligation under the Forward Contract (the “Deposit”), which Deposit bears a monthly compounded yield of 1.1151% per annum, which yield is based on our cost of borrowing.  Under this characterization, less than the full stated interest payments on the PERQS will be attributable to the yield on the Deposit.  Accordingly, the excess of the stated interest payments on the PERQS over the portion of those payments attributable to the yield on the Deposit will represent payments attributable to the investor’s entry into the Forward Contract (the “Contract Fees”).  Based on our determination of the relative fair market values of the Forward Contract and the Deposit at the time of issuance of the PERQS, we will allocate 100% of the Issue Price of the PERQS to the Deposit and none to the Forward Contract.  Our allocation of the Issue Price between the Forward Contract and the Deposit will be binding on investors in the PERQS, unless an investor timely and explicitly discloses to the Internal Revenue Service (the “IRS”) that its allocation is different from ours.  The treatment of the PERQS described above and our allocation of the Issue Price are not, however, binding on the IRS or the courts.  No statutory, judicial or administrative authority directly addresses the characterization of the PERQS or instruments similar to the PERQS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the PERQS.  Since the PERQS is denominated in Japanese yen, special rules under U.S. Treasury Regulations governing obligations denominated in foreign currency (described in the accompanying prospectus supplement under the section called “United States Federal Taxation—Tax Consequences to U.S. Holders of Notes and Units in Registered Form—Notes—Foreign Currency Notes”) apply to the PERQS (the “Foreign Currency Rules”). Any foreign exchange gain or loss recognized as a result of the application of the Foreign Currency Rules will be treated as ordinary income or loss. In addition, a U.S. Holder might be subject to special reporting requirements that apply to foreign currency transaction losses that exceed certain thresholds. The Foreign Currency Rules are technical and complex, and you are urged to consult your tax advisors regarding the application of the Foreign Currency Rules.

Our counsel has not rendered an opinion as to the proper U.S. federal income tax characterization and treatment of the PERQS, and no assurance can be given that the IRS or the courts will agree with the characterization or treatment described herein.  Significant aspects of the U.S. federal income tax consequences of an investment in the PERQS are uncertain.  Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the PERQS (including alternative characterizations of the PERQS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a PERQS that is, for U.S. federal income tax purposes:

• a citizen or resident of the United States;
• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
Tax Treatment of the PERQS

Assuming the characterization of the PERQS and the allocation of the Issue Price as set forth above, the following U.S. federal income tax consequences should result.

Stated Interest Payments on the PERQS.  The Deposit will be treated as a “short-term obligation” for U.S. federal income tax purposes.  Accordingly, to the extent attributable to the yield on the Deposit, stated interest payments on the PERQS would generally be taxable to a U.S. Holder as ordinary interest income, as set forth herein.  A U.S. Holder who is a cash method taxpayer will not be required to include the yield on the Deposit currently in income for U.S. federal income tax purposes prior to its receipt of such yield unless the holder elects to do so.  A U.S. Holder who is a cash method taxpayer and does not make such election should include the yield on the Deposit as income upon receipt.  An accrual method taxpayer will be required to include the yield on the Deposit in income as it accrues on a straight-line basis, unless the holder makes an election to accrue the yield on the Deposit according to a constant yield method based on daily compounding.

A cash method U.S. Holder who is not required and does not make the election to include the yield on the Deposit in income on an accrual basis will be required to defer deductions for certain interest paid on indebtedness incurred to purchase or carry the PERQS generally until and to the extent that such accrued yield on the Deposit is included in income.

Since the Deposit is denominated in Japanese yen, the Deposit will be subject to the Foreign Currency Rules.  Accordingly, the amount of interest attributable to the Deposit included by a cash method U.S. Holder (who has not made an election to accrue the yield on the Deposit) is the U.S. dollar value of the stated interest payments attributable to the Deposit (determined based on the spot rate on the date the payment is received).  An accrual method U.S. Holder (or a cash method U.S. Holder who has made the election referenced above) will be required to accrue the U.S. dollar value of the accrued interest on the Deposit by translating the interest income into U.S. dollars at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate of exchange for the partial period within the taxable year.  Such U.S. Holder may elect to translate interest income for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt.  A U.S. Holder who makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.  A U.S. Holder should consult its tax advisor with respect to the elections referenced above.  Upon receipt of stated interest payments, an accrual method U.S. Holder (or a cash method U.S. Holder who has elected to accrue interest) should include as foreign exchange gain or loss the difference between the U.S. dollar value of the stated interest received (to the extent attributable to the yield on the Deposit) and the U.S. dollar value of the yield on the Deposit that has accrued for the accrual period.

As discussed above, any excess of the stated interest payments over the portion thereof attributable to the yield on the Deposit would be treated as Contract Fees.  Although the U.S. federal income tax treatment of Contract Fees is uncertain, we intend to take the position, and the following discussion assumes, that any Contract Fees with respect to the PERQS constitute taxable income to a U.S. Holder at the time accrued (determined based on the spot rate on the date of accrual) or received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.  Upon receipt of any Contract Fees, an accrual method U.S. Holder will recognize foreign exchange gain or loss equal to the difference between the U.S. dollar value of the accrued Contract Fees received (determined based on the spot rate on the date of receipt) and the U.S. dollar value of the Contract Fees that have been accrued.

Tax Basis.  Based on our determination set forth above, the U.S. Holder’s tax basis in the Forward Contract would be zero, and the U.S. Holder’s initial tax basis in the Deposit would be 100% of the Issue Price.  A U.S. Holder’s initial tax basis in the Deposit will be the U.S. dollar value of the Japanese yen amount paid for the PERQS, as determined on the date the PERQS is purchased.  Further, a U.S. Holder who purchases the PERQS with previously owned Japanese yen will recognize foreign exchange gain or loss in an amount equal to the difference, if any, between such U.S. Holder’s tax basis in the Japanese yen and U.S. dollar fair market value of the Japanese yen on the date the PERQS is purchased.

Settlement of the Forward Contract Upon Maturity.  Upon maturity of the Forward Contract, a U.S. Holder would be treated as having had the Deposit repaid, regardless of whether the U.S. Holder receives any cash upon maturity of the Forward Contract.  Accordingly, a U.S. Holder would recognize foreign exchange gain or loss equal to the difference between the U.S. dollar value of the Deposit (determined on the Maturity Date) and the U.S. dollar value of the Deposit on the day the PERQS was purchased.

Pursuant to the Forward Contract, the U.S. Holder would be deemed to apply the Forward Price towards either the purchase of Komatsu Stock or the receipt of a cash payment as described in this pricing supplement.  The U.S. Holder would not recognize any gain or loss with respect to Komatsu Stock received.  With respect to any cash received upon maturity (other than in respect of any accrued Contract Fees or accrued but unpaid yield on the Deposit, which will be taxed as described above under “–Stated Interest Payments on the PERQS”), a U.S. Holder would recognize gain or loss.  The amount of such gain or loss would be the extent to which the amount of such cash received (determined based on the U.S. dollar value of the Japanese yen amount received on the Maturity Date) differs from the pro rata portion of the Forward Price allocable to the cash as described in the following paragraph.  Any such gain or loss would generally be short-term capital gain or loss, as the case may be.  Should a U.S. Holder receive Japanese yen, the U.S. Holder will have a tax basis in the Japanese yen received equal to the U.S. dollar value of the Japanese yen amount received on the Maturity Date.  If the U.S. Holder subsequently sells or exchanges the Japanese yen received (other than for different units of Japanese yen), a U.S. Holder will have to recognize foreign exchange gain or loss.

With respect to Komatsu Stock received (if any) upon maturity, the U.S. Holder would have a U.S. dollar tax basis (determined on the Maturity Date) in such shares equal to the pro rata portion of the Forward Price allocable to it.  The allocation of the Forward Price between the right to receive cash and Komatsu Stock should be based on the amount of the cash received (excluding any cash in respect of any accrued yield on the Deposit and any accrued Contract Fees) and the relative fair market value of Komatsu Stock received as of the Maturity Date.  The holding period for Komatsu Stock received (if any) would start on the day after the maturity of the PERQS.

Price Event Acceleration.  Although the tax consequences of a Price Event Acceleration are uncertain, we intend to treat a Price Event Acceleration as (i) the repayment by us of the Deposit for a price equal to the Forward Price plus the present value of the portion of the remaining scheduled payments on the PERQS (from and including the date of acceleration) that is attributable to the yield on the Deposit, and (ii) the settlement of the Forward Contract through the delivery by the U.S. Holder to us of the Forward Price in exchange for (a) Komatsu Stock or a cash payment equal to the closing price of such shares on the date of such acceleration and (b) cash equal to the present value of the portion of the remaining scheduled payments on the PERQS (from and including the date of acceleration) that is attributable to Contract Fees.  We will also pay cash representing unpaid yield on the Deposit and unpaid Contract Fees that accrued up to but excluding the date of acceleration.

Assuming the characterization of the Price Event Acceleration described above, a U.S. Holder would, with respect to the price paid by us to repay the Deposit, generally recognize taxable gain or loss equal to the difference between such amount and the U.S. Holder’s tax basis in the Deposit.  In general, any such gain would be treated as ordinary interest income to the extent attributable to accrued yield on the Deposit.  As discussed above in the section entitled “—Settlement of the Forward Contract Upon Maturity,” a U.S. Holder will recognize foreign exchange gain or loss upon the repayment of the Deposit.  Any remaining gain or loss recognized on the Deposit would be treated as short-term capital gain or loss.

In general, the tax treatment of the settlement of the Forward Contract upon a Price Event Acceleration would be the same as described above under “—Settlement of the Forward Contract Upon Maturity.”  However, the tax treatment of cash received with respect to the present value of the portion of the remaining scheduled payments on the PERQS that is attributable to Contract Fees is uncertain.  If the U.S. Holder receives Komatsu Stock upon a Price Event Acceleration, such amount could be treated as an adjustment to the Forward Price, which would reduce the basis a U.S. Holder would have in Komatsu Stock received, or as additional cash proceeds with respect to the Forward Contract, which would be treated as described above under “—Settlement of the Forward Contract Upon Maturity.”  U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax treatment of cash received with respect to the Forward Contract upon a Price Event Acceleration.

Sale, Exchange or Early Retirement of the PERQS.  Upon a sale or exchange of a PERQS prior to the maturity of the PERQS, or upon its retirement prior to maturity upon the occurrence of an Event of Default Acceleration, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized upon a sale, exchange or early retirement of the PERQS and the U.S. Holder’s tax basis in the PERQS (which equals the U.S. Holder’s tax basis in the Deposit).  Any gain realized upon a sale, exchange or early retirement of the PERQS would be treated as ordinary interest income to the extent attributable to accrued yield on the Deposit that has not been previously included as income.   Any gain or loss attributable to foreign exchange with respect to the Deposit (including any accrued interest previously included as income by the U.S. Holder) will be treated as foreign exchange gain or loss.  Any remaining gain or loss realized on the sale, exchange or early retirement of the PERQS would be treated as short-term capital gain or loss.

It is uncertain whether the amount realized (and correspondingly the U.S. Holder’s tax basis in the PERQS) includes any amount attributable to accrued but unpaid Contract Fees.  U.S. Holders should consult their own tax advisors regarding the treatment of accrued but unpaid Contract Fees upon the sale, exchange or retirement of a PERQS.

Possible Alternative Tax Treatments of an Investment in the PERQS

Due to the absence of authorities that directly address the proper characterization of the PERQS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above.

Alternative U.S. federal income tax characterizations or treatments of the PERQS are possible, which if applied could significantly affect the timing and character of the income or loss with respect to the PERQS.  It is possible, for example, that a PERQS could be treated as a debt instrument with the result that any gain on the retirement of the PERQS might be treated as ordinary income to U.S. Holders.  It is also possible that a PERQS could be treated as constituting an “open transaction” with the result that the stated interest payments on the PERQS might not be accounted for separately as giving rise to income to U.S. Holders until the sale, exchange or retirement of the PERQS. Other characterizations are also possible.  Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the PERQS.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition,  information returns will be filed with the IRS in connection with payments on the PERQS and the proceeds from a sale or other disposition of the PERQS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a PERQS that is for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

Notwithstanding the treatment of the PERQS as a unit consisting of a Forward Contract and a Deposit discussed above, significant aspects of the tax treatment of the PERQS are uncertain. Accordingly, any stated interest payments on the PERQS made to a Non-U.S. Holder generally will be withheld upon at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of a PERQS must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from withholding under, an applicable tax treaty. If you are a Non-U.S. Holder, you are urged to consult your own tax advisors regarding the tax treatment of the PERQS, including the possibility of obtaining a refund of any withholding tax and the certification requirements described above.